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                                UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C., 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

                                        Commission File Number  0-7186

                        MICHIGAN NATIONAL CORPORATION
            (Exact name of registrant as specified in its charter)

               27777 Inkster Road, Farmington Hills, MI  48334
                   (Address of principal executive offices)

                                (810) 473-3000
             (Registrant's telephone number, including area code)

                         Common stock, $10 par value
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
           --------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4 (a) (1) (i)     (x)          Rule 12h-3 (b) (1) (i)     ( )
        Rule 12g-4 (a) (1) (ii)    ( )          Rule 12h-3 (b) (1) (ii)    ( )
        Rule 12g-4 (a) (2) (i)     ( )          Rule 12h-3 (b) (2) (i)     ( )
        Rule 12g-4 (a) (2) (ii)    ( )          Rule 12h-3 (b) (2) (ii)    ( )
                                                Rule 15d-6                 ( )

Approximate number of holders of record as of the certification or notice date:
    ONE

Pursuant to the requirements of the Securities Exchange Act of 1934, Michigan National Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 7, 1995                    By:  Lawrence L. Gladchun
                                                -----------------------------
                                                Lawrence L. Gladchun
                                                General Counsel